Exhibit 99.1

                         [EIF HOLDING INC. LETTERHEAD]

                                  NEWS RELEASE

                   EIF HOLDINGS SIGNS DEFINITIVE AGREEMENT TO
                               ACQUIRE J L MANTA

ANAHEIM, California- Wednesday October 1, 1997, EIF Holdings [OTCBB:EIFH] announced that JL Manta has signed a definitive agreement to be acquired for $8.5 million. JL Manta, which generates over $40 million per year in revenues, will receive $6 million in cash and $2.5 million in a seller note. The transaction is scheduled to close by October 31, 1997.

Commenting on the acquisition, Frank Fradella, President and CEO, stated, "The acquisition of JL Manta represents the beginning of a new strategic direction for EIF. With Manta's low-risk revenue base and with the discontinuation of unprofitable segments of EIF's previous business, EIF is now effectively positioned to increase shareholder value. The management of EIF will continue to focus on the specialized maintenance services market and search for acquisitions to compliment its current business."

John Manta, President of JL Manta, stated, "Our management team is proud to become an integral part of the EIF family. We will continue our commitment of quality service to our customers and look to surpass their expectations by offering additional maintenance services."


EIF Holdings provides specialized maintenance services for clients in the industrial, low-level nuclear and environmental sectors. The company offers a full range of services to its clients located throughout the United States.


For further information, call:
Andrew White
(281) 537-9660

                        [EIF HOLDINGS, INC.. LETTERFOOT]
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